                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(i)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material

                                PSB BANCORP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          ------------------------------------------------------

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

     (5) Total fee paid:

          ------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

          ------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

          ------------------------------------------------------

     (3)  Filing Party:

          ------------------------------------------------------

     (4)  Date Filed:

          ------------------------------------------------------

                                [Insert PSB logo]

Dear Shareholder:

During 2002, PSB Bancorp, Inc. ("PSB") has continued its mission of building a full-service community bank in the Philadelphia metropolitan region. 2002 is the first year since 1996 that PSB was not involved in an acquisition or capital raising transaction. We have spent the year integrating our acquisition of Jade Financial Corp. and upgrading our data processing systems. We have used part of a one-time gain resulting from the Jade transaction to offset the costs associated with the purchase of a new computer system. This investment in the infrastructure of your company included a new computer operating system, software, and hardware, as well as the costs associated with training, installation and support.

Although PSB is operating in a challenging economy that poses many uncertainties, we continue to demonstrate the ability to sustain growth of quality assets and core deposits. Total assets increased 4.4% during the first nine months of 2002 to $488 million, while deposits increased 4.8% to $424 million during the same period. Non-performing assets decreased from $4.7 million at year-end 2001 to $4.1 million at September 30, 2002, despite the uncertain economy.

Looking forward to 2003, we remain focused on continued growth in commercial and consumer lending, cross selling of other banking products, deposit growth, increased fee income, and continued high-quality customer service. We believe that our recent investment in the new computer system will help us achieve these goals.

Thank you for your support. We look forward to seeing you at the annual meeting.

Sincerely,


Vincent J. Fumo                                   Anthony S. DiSandro
Chairman & Co-Chief Executive                     President & Co-Chief Executive
Officer                                           Officer

                              ---------------------
                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 2002
                              ---------------------

To The Shareholders of PSB Bancorp, Inc.;

     Notice is hereby given that the annual meeting of shareholders of PSB Bancorp, Inc. will be held on Monday, December 30, 2002, at 10:00 a.m. (Eastern
Time) at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

          (1) To elect two (2) Class I directors of PSB Bancorp, Inc. to serve for a term of three years and until their successors shall have been elected and qualified (Matter No. 1); and

          (2) To transact such other business as may be properly be presented at the annual meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on November 27, 2002, are entitled to notice of, and to vote at the annual meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Rosanne Pauciello
                              Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Philadelphia, Pennsylvania
December 5, 2002

                                PSB BANCORP, INC.
                           11 Penn Center, Suite 2601
                               1835 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 979-7900
                         -------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                December 30, 2002
                         -------------------------------

                               GENERAL INFORMATION

Solicitation of Proxies.

     The board of directors of PSB Bancorp, Inc. ("PSB"), parent company of First Penn Bank, is providing this proxy statement to solicit proxies for use at PSB's annual meeting of shareholders to be held on December 30, 2002, or any adjournment thereof (the "Meeting"). PSB is first mailing this proxy statement and the accompanying proxy on or about December 5, 2002. PSB will pay the expense of soliciting proxies. PSB expects to solicit proxies primarily by mail. PSB's directors, officers, and employees also may solicit proxies personally, by telephone, and by facsimile or similar means.

Voting and Revocation of Proxies.

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation, or by submitting a subsequently executed proxy bearing a later date to the Secretary of PSB, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on November 27, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 4,534,611 shares of PSB common stock outstanding. Shareholders are entitled to cast one vote per share on each matter presented at the Meeting. Shareholders are not entitled to cumulate votes in the election of directors.

     If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders as provided in the rules of the Securities and Exchange Commission, including with respect to any matters not complying with the advance notice provisions set forth in PSB's bylaws.

Quorum.

     The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

                                  MATTER NO. 1
                              ELECTION OF DIRECTORS

General

     PSB's bylaws provide that the PSB's business shall be managed by a board of directors of not less than six (6) and not more than twenty-five (25) persons. At least one-third of the directors must be persons who are not officers or employees of PSB or of any entity controlling, controlled by, or under common control with PSB, and who are not beneficial owners of a controlling interest in the voting stock of PSB or of any such entity. The board of directors of PSB, as provided in the bylaws, is divided into three classes: Class I, Class II and Class III, with each class being as nearly equal in number as possible. As of December 31, 2001, the Board of Directors consisted of eight members, with three members in Class I, three members in Class II, and two members in Class III.

     The board of directors has approved a reduction in the size of the board from eight (8) members to seven (7) members, effective January 1, 2003. The reduction will result in the number of Class I directors being reduced from three (3) members to two (2) members.

     Two current directors have been nominated by the board of directors for election as Class I directors at the Meeting. The two nominees receiving the highest number of votes at the Meeting will be elected to serve as directors. There is no cumulative voting in the election of PSB's directors. The term of office for those nominees elected as Class I directors will expire in 2005.

     The bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than ninety (90) days prior to the meeting (unless less than 21 days prior notice of the meeting is given, in which case the nomination must be delivered within seven (7) days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age, and business and residence addresses of each proposed nominee;
(2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. Nominations not made in accordance with the foregoing procedure may be disregarded by the presiding officer at the Meeting. Additionally, the nominee must be qualified to serve as a director of PSB.

     As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder.

     Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB's management presently has no reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     Under the bylaws of PSB, a vacancy in the board of directors is filled by the remaining members of the board. If the vacancy is other than from an increase in the size of the board, the director elected to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons elected by the board of directors in connection with an increase in the size of the board would be designated by the board of directors as belonging to either Class I, Class II, or Class III. In either case, the bylaws further provide that each director so elected remains a member of the board of directors until his or her successor is elected by the shareholders at either the next annual meeting of shareholders or at any special meeting duly called for that purpose.

     NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS

     The following table sets forth information, as of the record date, with respect to the nominees for director of PSB and all continuing directors of PSB.

Nominees for Class I Director (Term expiring 2005)
--------------------------------------------------

                               Year
                               First
                              Elected   Principal Occupation
Name/Position        Age      Director  During Past Five Years
-------------------  ---      --------  ----------------------


Anthony DiSandro,     54        1997    President of PSB
Director, President                     PSB Bancorp, Inc.
and Co-Chief Executive
Officer

Rosanne Pauciello,    58        1997    Corporate Secretary of
Director and                            PSB Bancorp, Inc;
Corporate Secretary                     Philadelphia School
                                        District Home and
                                        School Visitor.

Continuing Directors
--------------------

Class II directors (Term expiring 2003):

James W. Eastwood,    57        1997    President of Granary
Director                                Associates, Inc.
                                        (Architectural design
                                        and consulting firm)

Stephen Marcus        70        2000    Founder, CEO of MARS
Director                                Graphic Services, Inc.;
                                        Chairman, Emerging
                                        Growth Equities, Inc.

Mario L. Incollingo   64        2001    Chief Operating Officer
Director and                            of First Penn Bank;
Chief Operating Officer                 former President of Jade
of First Penn Bank                      Financial Corp.

Class III directors (Term expiring 2004)

Vincent J. Fumo,      59       1997     Chairman and Chief
Chairman and Co-Chief                   Executive Officer of
Executive Officer                       PSB Bancorp, Inc. and
                                        Pennsylvania State
                                        Senator.

Thomas J. Finley,     82       1997     Retired.
Jr., Director

-----------------------------

Executive Officers Who Are Not Directors

                                        Principal Occupation
   Name/Position            Age        During Past Five Years
   -------------            ---        ----------------------

John J. O'Connell*           67         Vice President of
Vice President of                       Marketing for PSB
Marketing of PSB                        Bancorp, Inc.; Formerly
Bancorp, Inc.                           Chairman and Chief
                                        Executive Officer of
                                        Jade Financial Corp.

Gary Polimeno, Treasurer     50         Vice President;
and Vice President                      Treasurer of PSB
of PSB Bancorp, Inc.                    Bancorp, Inc.

*Class I director for the year ended December 31, 2002 not standing for reelection.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information furnished to PSB as of November 30, 2002, with respect to the beneficial ownership of common stock by
(i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of PSB; (iii) the executive officers named in the Summary Compensation Table on page 13 herein, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.

                                    Amount and      Percent of
                                    Nature of       Outstanding
                                    Beneficial      Shares of
Name of Beneficial Owner            Ownership       Common Stock
------------------------            ----------      ------------

5% Shareholders
---------------

PSB Bancorp, Inc.                    613,057            13.51%
Employee Stock Ownership Plan
11 Penn Center, Suite 2601

1835 Market Street
Philadelphia, PA  19103

Investors of America, LP             230,003             5.07%
135 North Meramec
Clayton, Missouri 63105

Directors
---------

Anthony DiSandro                     262,539(1)          5.64%

James W. Eastwood                     15,940(3)              *

Thomas J. Finley, Jr.                 21,372(3)              *

Vincent J. Fumo                      436,517(2)          9.37%

Stephen Marcus                        69,657(3)          1.54%

Rosanne Pauciello                     15,902(3)              *

John J. O'Connell 34,600 *

Mario L. Incollingo 40,408 *

Named Executive Officers
------------------------

Gary Polimeno                         42,093                 *

All executive officers and
Directors as a group (9 persons)     939,028            25.12%

--------------
* Ownership percentage is less than 1%.

(1) Amount includes 33,440 shares held indirectly through the First Penn Bank 401(k) Plan, 18,006 shares held through the First Penn Bank Profit Sharing Plan, 26,135 shares held by the 1995 Management Recognition Plan and 30,000 shares held by the 1998 Management Recognition Plan that have been awarded to Mr. DiSandro, 16,012 shares held in the First Penn Bank Employee Stock Ownership Plan ("ESOP") 15,726 shares held by Mr. DiSandro directly and 123,220 shares subject to immediately exercisable options. Mr. DiSandro is a trustee of the ESOP and as such votes 613,057 shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2) Amount includes 46,302 shares held through the First Penn Bank 401(k) Plan, 13,504 shares held through the First Penn Bank Profit Sharing Plan, 181,225 shares held by Mr. Fumo directly, 26,138 shares held by the 1995 MRP and 30,000 shares held by the 1998 Management Recognition Plan that have been awarded to Mr. Fumo, 15,377 shares held in the ESOP, 750 shares held on behalf of the daughter of Vincent J. Fumo and 123,221 shares subject to immediately exercisable options. Mr. Fumo is a trustee of the ESOP and as such votes 613,057 shares of the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(3) James W. Eastwood, Thomas J. Finley, Jr., Stephen Marcus, and Rosanne Pauciello hold immediately exercisable options granted pursuant to the 1998 Director Stock Option Plan to acquire 2,857, 2,857, 2,857 and 4,999 shares, respectively,

Meetings and Committees of the Board of Directors

     PSB as the holding company for First Penn Bank, does not appoint standing committees; however, the business of PSB is conducted at regular and special meetings of the full board of directors of First Penn Bank and its standing committees in concert with the board of directors of PSB. The standing committees of First Penn Bank consist of the Executive, Asset/Liability Management, Budget, Compensation, Loan, Investment, Strategic Planning, Audit, and Nominating Committees. During 2001, the board of directors met at twelve regular meetings. No member of the board attended less than 75% of said meetings or the committees of which they were a member.

      In July 2002, PSB appointed a standing audit committee for PSB and abolished the First Penn Bank audit committee. In January 2003, the new audit committee members will consist of three (3) independent directors of PSB.

Director Compensation

     For the year ended December 31, 2001, directors of PSB were not compensated for attendance at board meetings and the directors of First Penn Bank were paid $1,000 per board meeting attended. In addition, directors were paid $400 per committee meeting attended. Directors of the bank's subsidiaries and affiliates, PSA Financial Corp., PSA Service Corp., PSA Consumer Discount Company and Transnational Mortgage Corp., were paid $250, $150, $0, and $250, respectively, per board meeting attended.

Executive Compensation.

     The following table sets forth for the years ended December 31, 2001, 2000, and 1999 certain information as to the total remuneration paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

                                                 Annual Compensation                   Long Term Compensation
                                         -----------------------------------   --------------------------------------
                                                                    Other                   Securities        All
                                Fiscal                             Annual      Restricted   Underlying       Other
Name and Principal Position      Year    Salary (1)    Bonuses  Compensation     Stock (2)      Option   Compensation (3)
---------------------------     ------   ---------   --------   ------------   ----------   ----------   ----------------
Vincent J. Fumo                  2001     $182,570   $175,000     $     -              0            0         $29,600
Chairman and Chief               2000     $167,475   $175,000     $     -              0            0         $24,000
Executive Officer                1999     $159,500   $150,000     $     -       $161,250       80,537         $22,050

Anthony DiSandro                 2001     $197,594   $175,000     $     -              0            0         $37,600
President                        2000     $187,110   $175,000     $     -              0            0         $33,200
                                 1999     $178,200   $150,000     $     -       $161,250       80,536         $28,350

Gary Polimeno                    2001     $111,352   $ 45,000     $     -              0            0          $8,100
Vice President and Treasurer     2000     $108,701   $ 35,000     $     -              0            0          $8,400
                                 1999     $106,050   $ 35,000     $     -              0            0          $8,400

John J. O'Connell                2001     $173,038   $ 50,000     $     -              0            0         $20,765
Vice President, Marketing        2000*
                                 1999*

Mario L. Incollingo              2001     $168,746   $ 50,000     $     -              0            0          $4,650
Chief Operating Officer          2000*
of First Penn Bank               1999*

* Mr. O'Connell and Mr. Incollingo were not officers of PSB or First Penn Bank during the years ended December 31, 2000 and December 31, 1999.

(1) Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2) On October 31, 1999, Messrs. Fumo and DiSandro, were each awarded 30,000 shares of restricted stock on October 31, 1999. All shares awarded vest over a five (5) year period at a rate of 20% per year and no dividends have been paid on the awarded shares.

(3) Includes directors fees of $16,400 and $24,400 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 2001, and directors fees paid by First Penn Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,100, $8,100 and $8,100, respectively, for the year ended December 31, 2001.

     The following table provides certain information with respect to the number of shares of common stock represented by outstanding options held by the named executive officers at December 31, 2001. Also included in the table are the values for "in-the-money" options that represent the positive spread between the exercise price of any such options and closing sale price of the common stock at December 31, 2001.

                FISCAL YEAR-END OPTION/SAR VALUES

                       Number of Securities           Value of Unexercised
                     Unexercised Options/SARs       In-the-Money Option/SARs
                      at Fiscal Year End (#)         at Fiscal Year End ($)
                      ----------------------         ----------------------
Name                 Exercisable/Unexercisable    Exercisable/Unexercisable*
----                 -------------------------    --------------------------
Vincent J. Fumo             123,220/0                    $121,290/0
Anthony DiSandro            123,219/0                    $121,289/0
Gary Polimeno                 6,786/0                    $ 11,002/0

* Based on the market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 2001 was $6.10.

Employment Agreements

     PSB and First Penn Bank have entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman and Chief Executive Officer of PSB, Anthony DiSandro, President of PSB and First Penn Bank, John J. O'Connell, Vice President of Marketing of PSB, and Mario Incollingo, Chief Operating Officer of First Penn Bank. The salaries for the executives for 2001 presented in the Executive Compensation Table were increased for 2002 by the Compensation Committee of PSB. Under the new salary structure, Mr. Fumo serves as Chairman and Co-Chief Executive Officer of PSB and First Penn Bank at a base salary of $223,000. Mr. DiSandro serves as President and Co-Chief Executive Officer of PSB and President of First Penn Bank at a base salary of $247,000. Mr. O'Connell is serving as the Vice President of Marketing of PSB at a base salary of $176,000. Mr. Incollingo serves as the Chief Operating Officer of First Penn Bank at a base salary of $170,000. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated according to its terms by the respective parties.

     Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or as a result of his termination by PSB or First Penn Bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by PSB or First Penn Bank, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than 30 miles, or (2) if PSB or First Penn Bank terminates his employment, other than for Cause.

     If the executive becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental, and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent (i) that they will constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) are not permitted to be paid to the Executive under the Federal Deposit Insurance Act.

Compensation Committee Report on Executive Compensation

     Under rules established by the Securities and Exchange Commission ("SEC"), PSB is required to provide certain information regarding the compensation and benefits provided to PSB's Chief Executive Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officers and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Committee, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

     The compensation committee of the board of directors (the "Committee") has established a policy for executive compensation, taking into account both subjective performance criteria and certain specified objective performance measures. The purpose of the policy is to: (i) provide compensation opportunities that are competitive with other financial services companies; (ii) support PSB's goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB's commitment to the communities it serves, to its employees, customers and investors; (iv) motivate the executive management to operate PSB and First Penn Bank in a safe and sound manner and in compliance with all pertinent governmental and regulatory requirements; and (v) minimize potential overhead by designating a portion of the annual compensation of executives as variable rather than fixed.

     During the course of 2001, the Committee took into account a variety of objective and subjective criteria in evaluating the performance of the executive management of PSB. The Committee assessed in detail the various challenges facing PSB and the significant competitive pressures within PSB's market area.

     In the course of this assessment of competitive salary ranges among other similarly situated companies, it was noted that competitive executive compensation packages vary in relationship to these various subjective and objective factors. A variety of resources were utilized that provided peer data, regarding executive compensation and financial performance, that included but was not limited to the "SNL Executive Compensation Review 2001" for both commercial banks and thrifts, an assessment that reviews executive compensation and company performance for publicly traded banks and thrifts. Comparisons were made with institutions located within Southeastern Pennsylvania, the Middle Atlantic trading area, and relative to national averages. The peer groups considered in these analyses are not necessarily comprised of the same institutions used in the peer group for the stock performance graph presented in this proxy statement.

     In determining executive compensation for 2001, the Committee established certain specific objectives for executive management, which included the execution of the strategic business plan and identifying and completing planned acquisition opportunities.

     Additionally, the Committee utilized a number of subjective elements as part of the decision making process regarding executive compensation. The individual skills and talents of the executive managers of PSB, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

     Mr. Vincent J. Fumo was the Chairman and Chief Executive Officer of PSB and Mr. Anthony DiSandro was the President of PSB and First Penn Bank for 2001. Messrs. Fumo's and DiSandro's salaries and bonuses for 2001 were determined by the Committee after review of the recent compensation practices of similarly sized institutions and a determination by the Committee that the executives had accomplished the objectives set forth in PSB's strategic business plan.

Compensation Committee Interlocks and Insider Participation

     The following individuals are members of the compensation committee of the board of directors:

          James W. Eastwood, Chairman of Compensation Committee and director of
            PSB.

          Anthony DiSandro, President, and director of PSB and First Penn Bank.

          Thomas J. Finley, Jr., director of PSB.

          Rosanne Pauciello, Secretary and director of PSB.

          Stephen Marcus, director of PSB.

Compensation of Officers and Directors through Benefit Plans

         Defined Benefit Retirement Plan. First Penn Bank has maintained a non-contributory defined benefit retirement plan

("Retirement Plan"). Under the terms of the Retirement Plan, all employees age 21 or older who have worked at First Penn Bank for a period of one year and have been credited with 1,000 or more hours of employment with First Penn Bank during the year are eligible to accrue benefits under the Retirement Plan. First Penn Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At September 30, 2001, the Retirement Plan fully met its funding requirements under Section 412 of the Internal Revenue Service ("Code"). Employee contributions are not permitted under the Retirement Plan. The Retirement Plan was "frozen" as of October 1, 1994 and benefits no longer accrue thereunder. Since the Retirement Plan is fully funded, First Penn Bank will generally not be required to make any additional contributions unless the investment assets in the Retirement Plan depreciate to a level that would be insufficient to fund any mandatory benefits. Participants will continue to vest in accordance with the provisions of the Retirement Plan. After the date the Retirement Plan was "frozen" no additional employees were eligible for participation. The Retirement Plan, however, remains subject to all other requirements of the Code.

     Benefits under the Retirement Plan begin to vest after three years in accordance with the following schedule:

            Years of Service       Percentage Vested
            ----------------       -----------------

             3 years or less                0%
             After 3 years                 20%
             After 4 years                 40%
             After 5 years                 60%
             After 6 years                 80%
             After 7 years                100%

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

               Years of Service and Benefits Payable at Retirement

    Final
   Average
Compensation      15        20        25        30        35        40
------------   -------   -------   -------   -------   -------   -------
  $ 50,000     $13,804   $18,405   $23,006   $27,608   $27,608   $27,608
  $ 75,000     $21,950   $29,267   $36,583   $43,900   $43,900   $43,900
  $100,000     $30,096   $40,128   $50,160   $60,192   $60,192   $60,192
  $125,000     $38,242   $50,990   $63,827   $65,827   $65,827   $65,827
  $150,000*    $46,388   $61,851   $65,827   $65,827   $65,827   $65,827
--------------

* Represents the limit on plan compensation imposed by the Code effective January 1, 1994.

     As of December 31, 2001, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 23, 24, and 26 years of credited service (i.e. benefit service), respectively.

     First Penn Bank Cash or Deferred Profit Sharing Plan (401(k)). First Penn Bank also maintains the First Penn Bank Cash or Deferred Profit Sharing Plan, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 21 and have completed two years of employment during which they worked at least 1,000 hours are eligible to participate. The 401(k) Plan's trustees manage the assets of the 401(k) Plan. Mr. Fumo and Mr. DiSandro presently serve as trustees of the 401(k) Plan.

     Under the 401(k) Plan, participants are permitted to make pre-tax salary reduction contributions to the plan equal to a percentage of up to 15% of compensation. Additional after-tax contributions of up to 10% of compensation may be made to the 401(k) Plan. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan sponsored by First Penn Bank), but does not include compensation in excess of the Code Section 401(a)(17) limits (presently $200,000). First Penn Bank also may make annually a discretionary profit sharing contribution to the 401(k) Plan. A participant must complete 1,000 hours of service during the plan year and be employed on the last day of the plan year to receive an allocation of the profit sharing contribution. For the past three years, the Bank has not made any profit sharing contributions to the plan.

    All employee contributions and profit sharing contributions to the 401(k) Plan and earnings thereon are fully and immediately vested.

     The 401(k) Plan's benefits will be paid to each participant as a joint and survivor or single life annuity. In addition, a participant may, under certain circumstances, elect a lump sum, or period certain payment upon normal retirement, death, disability, or after termination of employment.

     First Penn Bank Profit Sharing Plan. First Penn Bank also maintains the First Penn Bank Profit Sharing Plan ("Profit Sharing Plan"), which is a qualified plan pursuant to Section 401(a) of the Code. Employees who have completed at least two years of service during which they have worked 1,000 hours or more and who have attained age 21 are eligible to participate in the Profit Sharing Plan. Pursuant to the Profit Sharing Plan, First Penn Bank, in its discretion, makes contributions to the accounts of eligible employees. Employee contributions are neither permitted nor required. Benefits under the Profit Sharing Plan become 100% vested upon entry to the Profit Sharing Plan. Contributions to the Profit Sharing Plan of $1,500, $1,500 and $3,340 were made in 2001 for Messrs. Fumo, DiSandro, and Polimeno, respectively. First Penn Bank did not make any contributions in 2000 or 1999.

     Employee Stock Ownership Plan. In 1995, First Penn Bank's Employee Stock Ownership Plan ("ESOP") acquired 42,780 shares of First Penn Bank's common stock with the proceeds of a $427,800 loan from an unaffiliated financial institution ("1995 Loan"). Due to the conversion and reorganization from a mutual holding company to a stock holding company structure, First Penn Bank's common stock held by the ESOP was converted into 110,046 shares of PSB common stock.

     In connection with the conversion and reorganization, the ESOP borrowed $1,288,540 from PSB to purchase an additional 128,854 shares of PSB common stock. PSB also lent sufficient funds to the ESOP to enable the ESOP to repay the 1995 Loan which had an outstanding principal balance of $234,000 at December 31, 1998. The loan by PSB to the ESOP will be repaid principally from First Penn Bank's contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is 8.5%.

     As a result of PSB's acquisition of Jade Financial Corp, PSB merged the Jade Financial Corp. Employee Stock Ownership Plan with the ESOP which had acquired Jade stock with the proceeds of a loan. This merger resulted in the ESOP acquiring an additional 325,717 shares of PSB common stock.

     Shares held by the ESOP are held in a suspense account and released on a pro rata basis as the loans are repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

     In any plan year, PSB may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or shares which constitute authorized but unissued shares, or shares held in treasury by PSB. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

     Employees of PSB and First Penn Bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age 21 are eligible to participate in the ESOP.

     Benefits under the ESOP generally become 100% vested after the fifth year of service or upon normal retirement (as defined in the ESOP), disability, or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his non-vested account balance is forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability, or separation from service. PSB's contribution to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

     A committee consisting of PSB's Chairman and Chief Executive Officer, President, Vice President, and Treasurer, administers the ESOP (the "ESOP Committee"). Messrs. Fumo and DiSandro serve as trustees of the ESOP. The ESOP Committee may instruct the trustees regarding investment of funds contributed to the ESOP. The ESOP trustees must vote all allocated shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustees have received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustees to the ESOP participants.

     Pursuant to SOP 93-6, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts.

     The ESOP is subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. PSB has received a favorable determination letter from the IRS regarding the tax-qualified status of the ESOP.

     1995 Stock Option and Incentive Plan. In 1995, First Penn Bank adopted the 1995 Stock Option Plan. Options for all shares reserved for issuance under the 1995 Stock Option Plan have been granted to officers and employees of First Penn Bank. In connection with the conversion and reorganization from a mutual holding company to a stock holding company structure, the 1995 Stock Option Plan was assumed by PSB and appropriate adjustments were made to the exercise price and the number of shares underlying each option to reflect the exchange ratio.

There was no exercise of options by any of Messrs. Fumo, DiSandro, or Polimeno, the holders of the options issued under the 1995 Stock Option Plan, at and for the fiscal year ended December 31, 2001.

     1995 Management Development and Recognition Plans. In 1995, First Penn Bank adopted a Management Development and Recognition Plan (the "1995 MRP") for officers, employees, and non-employee directors of First Penn Bank. All shares under the 1995 MRP have been awarded. In connection with the conversion and reorganization, the shares awarded to the 1995 MRP participants were treated in the same manner as shares held by other minority shareholders.

     1998 Employee Stock Option Plan. In 1998, PSB adopted an Employee Stock Option Plan (the "1998 Option Plan"). The 1998 Option Plan provides for the grant of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) nonqualified stock options. Pursuant to the option plan, up to 161,073 shares of common stock (subject to adjustment) are reserved for issuance by PSB upon exercise of stock options to be granted to certain officers and employees of PSB from time to time under the 1998 Option Plan. The purpose of the option plan is to give certain officers and employees an opportunity to acquire common stock and to thereby help PSB attract, retain, and motivate key employees and officers.

     Under this plan, option grants have been made to Messrs. Fumo and DiSandro for 75,000 shares each.

     1998 Management Recognition Plan. The 1998 Management Recognition Plan (the "MRP") is a method of providing certain senior executive officers of PSB with a proprietary interest in PSB, to reward such officers for their service and to encourage such persons to remain in the service of PSB. Pursuant to the MRP, PSB awards certain senior executive officers of PSB "plan share awards" representing the right to earn shares of common stock over a period of five years from the date of the plan share award. PSB contributes sufficient funds to the MRP to enable the MRP to purchase common stock representing up to 4% of the aggregate number of shares outstanding.(i.e., up to 181,384 shares of common stock).

     Under this plan, plan share awards have been made to Messrs. Fumo and DiSandro for 30,000 shares each.

     1999 Director Stock Option Plan. The 1999 Director Stock Option Plan (the "1999 Plan") was adopted by the board of directors to provide an incentive program to attract and retain qualified individuals as directors on both the boards of PSB and First Penn Bank. Grants under the 1999 Plan can only be made to non-employee directors of PSB or First Penn Bank and are limited to grants totaling 24,999 options. Under the 1999 Plan, individual option grants of 2,857 shares have been made to Mr. Eastwood, Mr. Finley, Mr. Marcus, Mr. Tumini, Mr. Kenney, Mr. Palermo, and Mr. DeRita. A grant of 4,999 options has been made to Ms. Pauciello.

     2001 PSB Bancorp Stock Incentive Plan. The 2001 PSB Bancorp, Inc. Stock Incentive Plan (the "2001 Plan") authorizes the board of directors of PSB to grant stock options or restricted stock awards of up to 1,375,000 shares of common stock. Aggregate grants of restricted stock are limited to a maximum of 350,000 shares. Under the 2001 Plan, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) nonqualified stock options, and restricted stock may be granted to directors, officers, and employees providing services to PSB and its affiliates. All grants must be approved by a majority of the board of directors present at a meeting. There have been no grants made under this plan.

Stock Performance Graph.

     The following graph shows a comparison of total shareholder return on the common stock, based on the market price of the common stock, with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index (U.S.) for the period beginning on January 1, 1996, through December 31, 2001.






















     Comparison of Cumulative Total Returns for PSB Bancorp, Inc., The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index.

                                     SUMMARY

COMPANY/INDEX/MARKET                        12/31/97   12/31/98    12/31/99   12/31/00   12/31/01
                                            --------   --------    --------   --------   --------
The Nasdaq Banking Index
  (Industry Index)                           100.00      89.94       84.70      99.27     113.09
PSB Bancorp, Inc                             100.00      77.93       43.32      40.15      60.10
The Nasdaq Stock Market (U.S.) Index
  (Broad Market)                             100.00     140.10      260.51     158.57     127.87

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

C. If the fiscal year-end is not a trading day, the preceding trading day is used.

D.   The index level for all the series was set to 100.00 on December 31, 1997.

Certain Transactions

     Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 2001. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risks of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

Audit Fees

The firm of Grant Thorton LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB's quarterly reports for the year ended December 31, 2001. The aggregate fees paid to Grant Thorton LP for all professional services provided in connection with the audit of PSB's annual financial statements and the review of the unaudited financial statements included in PSB's quarterly reports were $56,616.

Financial Information Systems Design and Implementation Fees

PSB did not engage Grant Thorton LLP to provide advice to PSB regarding financial information systems, design or implementation during the fiscal year ended December 31, 2001.

All Other Fees

The aggregate Grant Thorton LLP fees for professional services provided to PSB during the fiscal year ended December 31, 2000 for all other non-audit services, including tax related services were $44,360.

REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are Messrs. Finley, Marcus, and Eastwood. Messrs. Marcus and Eastwood are independent directors of PSB. Mr. Finley is deemed to be an interested director by the NASDAQ stock market rules.

     The Audit Committee operates under a written charter adopted by the board of directors. A copy of the Audit Committee's Charter was filed as part of PSB's proxy statement for its 2001 annual meeting.

     The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2001 and discussed them with management and PSB's independent accountants for the year ended December 31, 2001, Grant Thorton LP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions described above, the Audit Committee recommended to the board of directors that PSB's audited financial statements for the fiscal year ended December 31, 2001 be included in PSB's Annual Report on Form 10-K for the year ended December 31, 2001.

                              The Audit Committee
                              Thomas J. Finley, Chairman
                              James W. Eastwood
                              Stephen Marcus

Compensation Plans

     The following chart presents summary information with respect to all PSB's and First Penn Bank's equity compensation plans in effect as of the date of this proxy statement.

                 Equity Compensation Plan Information

  Plan category            Number of       Weighted-average    Number of securities
                         securities to    exercise price of          remaining
                           be issued         outstanding           available for
                              upon          options, warrants      future issuance
                          exercise of          and right            under equity
                          outstanding                               compensation
                            options,                                    plan
                          warrants and                               (excluding
                             rights                                  securities
                                                                    reflected in
                                                                     column (a)

                              (a)                (b)                     (c)
Equity compensation
plans approved by
security holders          338,766                    $6.58                  1,411,000

Equity compensation
plans not approved by
security holders           24,999                    $4.75                          0

        Total             363,765                    $5.67                  1,411,000

     The 1999 Director Stock Option Plan included in this chart was the only equity compensation plan adopted without shareholder approval. The material features of this plan are described on page 20 of this proxy statement.

Other Matters

     Management knows of no business other than as described above that is planned to be brought before the PSB Annual Meeting.

                         SHAREHOLDER PROPOSALS FOR 2003

     Any shareholder who desires to submit a proposal to be considered for inclusion in PSB's proxy materials relating to its 2003 annual meeting of shareholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to PSB at 11 Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 (Attn:
Secretary), on or before October 1, 2003.

                                  [PROXY CARD]


                                PSB BANCORP, INC.

     I/We hereby appoint Gary Polimeno and Rosanne Pauciello as proxyholders, each with the power to appoint a substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of PSB Bancorp, Inc. held of record by me/us on November 27, 2002, at the annual meeting of shareholders to be held on December 30, 2002, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the annual meeting of shareholders or any adjournment thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                     Please vote and sign on the other side.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           "FOR" THE FOLLOWING MATTER
                           --------------------------

                                  MATTER NO. 1

ELECTION OF CLASS I DIRECTORS

[ ]  FOR all nominees listed        [ ]  WITHHOLD AUTHORITY
     below (except as                    to vote for all
     marked to the contrary hereon)      nominees listed hereon

     Anthony DiSandro
     Rosanne Pauciello

     (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
      INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NAME IN THE
      LIST ABOVE.)

                              The undersigned hereby acknowledges receipt of the proxy statement dated December 5, 2002 and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.

Dated _____________, 2002     __________________________________
                                        Signature
(PLEASE DATE, SIGN AND
 RETURN THIS PROXY IN THE
 ENCLOSED ADDRESSED           __________________________________
 ENVELOPE)                    Signature if held jointly.  Please
                              sign exactly as name appears
                              hereon.